UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to §240.14a-12

ACORN ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACORN ENERGY, INC.

3844 Kennett Pike

Wilmington, Delaware 19807

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acorn Energy, Inc. (“Acorn Energy” or the “Company”) will be held at 1:00 pm, on July 21, 2016 at The Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware 19806, for the following purposes, all as more fully described in the attached Proxy Statement:

(1)	election of five directors to hold office until the 2017 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize up to 8 million shares of preferred stock, which is referred to as the Preferred Shares proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to July 21, 2017, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex B to the proxy statement accompanying this notice);

(4)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Preferred Shares proposal and/or the Reverse Split proposal;

(5)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016;

(6)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and

(7)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

You are cordially invited to attend the meeting in person.

The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

A copy of the Company’s Annual Report for the year ended December 31, 2015 is enclosed.

By Order of the Board of Directors,

Wilmington, Delaware	CHRISTOPHER E. CLOUSER
June 21, 2016	Chairman

ACORN ENERGY, INC.

3844 Kennett Pike

Wilmington, Delaware 19807

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 21, 2016

This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 pm on July 21, 2016, at The Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware 19806, and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about June 23, 2016 to each stockholder of record at the close of business on June 7, 2016 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying our corporate Secretary in writing of such revocation.

INFORMATION ABOUT THE 2016 ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Acorn Energy intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	election of five directors to hold office until the 2017 Annual Meeting and until their respective successors are elected and qualified;

(2)	approval of an amendment to the Company’s restated certificate of incorporation to authorize up to 8 million shares of preferred stock, which is referred to as the Preferred Shares proposal (the full text of the proposed amendment is attached as Annex A to the proxy statement accompanying this notice);

(3)	approval of an amendment to the Company’s restated certificate of incorporation to authorize a reverse split of the Company’s common stock at any time prior to July 21, 2017, at a ratio between one-for-ten and one-for-twenty, if and as determined by the Company’s Board of Directors, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex B to the proxy statement accompanying this notice);

(4)	approval of any motion to adjourn the Annual Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Preferred Shares proposal and/or the Reverse Split proposal;

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(5)	ratification of the selection by the Audit Committee of the Company’s Board of Directors of Friedman LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016;

(6)	consideration of an advisory vote on the compensation of the Company’s named executive officers; and such other business as may properly come before the Annual Meeting or any adjournment thereof.

What is the Board’s recommendation?

The Board of Directors recommends that you vote your shares FOR each of the director nominees in Proposal 1 and FOR each of Proposals 2, 3, 4, 5 and 6.

Will any other matters be presented for a vote at the Annual Meeting?

We do not expect that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against the proposal.

Who is entitled to vote?

All Acorn Energy stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote. There were 29,322,574 shares outstanding on the Record Date.

How do I vote my shares?

●	If you are a stockholder of record, you may grant a proxy with respect to your shares by mail using the proxy included with the proxy materials. Stockholders who own their shares through banks, brokers or other nominees may grant their proxy by mail, by telephone or over the Internet in accordance with the instructions provided on the enclosed voting instruction form. Internet and telephone voting by beneficial owners will generally be available through 11:59 p.m. Eastern Daylight Time on July 20, 2016.

●	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

●	All proxies submitted will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR all director nominees in Proposal 1 and FOR Proposals 2, 3, 4, 5 and 6.

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May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

●	returning a later-dated proxy card;

●	attending the Annual Meeting and voting in person; or

●	sending your written notice of revocation to Christopher E. Clouser, our Chairman.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the broker is not entitled to vote the shares on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. With respect to Proposal 1, the five nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, will be elected to our Board. Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. Because approval is based on the affirmative vote of a majority of the outstanding shares, abstentions from voting, as well as broker non-votes, if any, will have the effect of votes being cast against proposals 2 and 3. Approval of Proposals 4, 5 and 6 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on Proposals 4, 5 and 6.

Who pays the costs of this proxy solicitation?

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

What is the deadline for submission of stockholder proposals for the 2017 Annual Meeting?

Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2017 Annual Meeting of Stockholders must be received by or delivered to us at Acorn Energy, Inc., 3844 Kennett Pike, Wilmington, Delaware 19807, Attention: Secretary, no later than the close of business on February 21, 2017.

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Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2017 proxy statement, our By-Laws have established advance notice procedures that stockholders must follow. Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2017 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-Laws, will be excluded from the Annual Meeting, as provided in the By-Laws. A copy of the By-Laws of the Company is available upon request from the Secretary of the Company, 3844 Kennett Pike, Wilmington, Delaware 19807.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the date of the Annual Meeting, provided that the final results are available at such time. In the event the final results are not available within such time period, the preliminary voting results will be published in our current report on Form 8-K to be filed within such time period, and the final results will be published in an amended current report on Form 8-K/A to be filed within four business days after the final results are available. Any stockholder may also obtain the results from the Secretary of the Company, 3844 Kennett Pike, Wilmington, Delaware 19807.

INFORMATION ABOUT COMMUNICATING WITH OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?

The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-302-656-1707
Acorn Energy, Inc.
Attn: Secretary	BY EMAIL
3844 Kennett Pike	c/o Christopher E. Clouser
Wilmington, Delaware 19807	cclouser@acornenergy.com

You should identify your communication as being from an Acorn Energy stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an Acorn Energy stockholder before transmitting your communication to the Board.

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OWNERSHIP OF THE COMPANY’S COMMON STOCK

The following table and the notes thereto set forth information, as of June 7, 2016 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of common stock by (i) each director of the Company, (ii) each executive officer (iii) all executive officers and directors as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of common stock.

Name and Address of Beneficial Owner (1) (2)	Number of Shares of common stock Beneficially Owned (2)		Percentage of common stock Outstanding (2)
Jan H. Loeb	980,343	(3)	3.3%
John A. Moore	940,377	(4)	3.1%
Mannie L. Jackson	835,120	(5)	2.8%
Samuel M. Zentman	199,369	(6)	*
Christopher E. Clouser	545,477	(7)	1.8%
Edgar S. Woolard, Jr.	731,020	(8)	2.5%
Michael Barth	97,175	(9)	*
Joe Musanti	62,533	(10)	*
Walter Czarnecki	35,000	(11)	*
All executive officers and directors of the Company as a group (9 people)	4,426,414	(12)	14.3%

* Less than 1%

(1)	Unless otherwise indicated, the address for each of the beneficial owners listed in the table is in care of the Company, 3844 Kennett Pike, Wilmington, Delaware 19807.

(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 29,322,574 shares outstanding as of June 7, 2016.

(3)	Consists of 962,843 shares held by Mr. Loeb and 17,500 currently exercisable warrants held by Leap Tide Capital Management LLC. Mr. Loeb is the sole manager of Leap Tide Capital Management LLC, with sole voting and dispositive power over the securities held by such entity. Mr. Loeb disclaims beneficial ownership of the securities held by Leap Tide Capital Management LLC except to the extent of his pecuniary interest therein.

(4)	Consists of 125,118 shares and 815,259 shares underlying currently exercisable options.

(5)	Consists of 643,687 shares (88,100 of which are held in a trust) and 191,433 shares underlying currently exercisable options.

(6)	Consists of 61,445 shares and 137,924 shares underlying currently exercisable options.

(7)	Consists of 293,500 shares (77,862 of which are held in a trust) and 251,977 shares underlying currently exercisable options.

(8)	Consists of 550,000 shares and 181,020 shares underlying currently exercisable options. Mr. Woolard also owns 2,000 shares of Series A Preferred Stock of OMX Holdings Inc. representing a 20% interest in OMX Holdings Inc.

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(9)	Consists of 48,842 shares and 48,333 shares underlying currently exercisable options. Mr. Barth also owns 36,731 shares of DSIT representing approximately 1.7% of DSIT’s shares.

(10)	Consists of 9,200 shares and 53,333 shares underlying currently exercisable options.

(11)	Consists solely of currently exercisable options.

(12)	Consists of 2,694,635 shares, 1,714,279 shares underlying currently exercisable options and 17,500 shares underlying currently exercisable warrants.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven seats, including one vacancy. The Board of Directors has nominated Christopher E. Clouser, Jan H. Loeb, Mannie L. Jackson, Edgar S. Woolard, Jr., and Samuel M. Zentman, all current Directors, for election as directors at the Annual Meeting to serve until the 2017 Annual Meeting and until their successors have been duly elected and qualified. The nominees were selected by our Board of Directors. All nominees have consented to be named as such and to serve if elected. If these five nominees are elected at the Annual Meeting, our Board will have two vacancies.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the five nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all five of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee.

Persons nominated in accordance with the notice requirements of our By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to us or that fail to comply with the requirements set forth in our By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of our By-laws can be obtained from our Secretary, 3844 Kennett Pike, Wilmington, Delaware 19807. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the five nominees receiving the greatest number of votes will be elected as directors).

Nominees for Election

Christopher E. Clouser was appointed to the Board in November 2011 and became Chairman in November 2012. He is also a member of our Audit Committee and serves on each of our subsidiary boards of directors or managers. Mr. Clouser has held senior level positions including: President of Burger King Brands; President and CEO of Preview Travel; CEO of the Minnesota Twins Major League Baseball Club; Senior Vice President & Chief Communications Officer of Northwest Airlines; Corporate Vice President of Public Affairs and Communications of Hallmark Cards; and Senior Vice President and Chief Administrative Officer of Sprint. In addition, he has served on the corporate Boards of Directors of Piper Jaffray Inc., Gibson Guitar/Baldwin Corp., Mall of America, Pepsi Americas, Marquette Bancshares, Delta Beverage and Mesaba Aviation. He is the immediate past chair of the Board and executive committee of the International Tennis Hall of Fame. He serves on the Advisory Boards Fila, Northstar, Mall of America and VML corporations. Prior to his current positions, he was President of the Association of Tennis Professions (ATP), where he also served as Chairman of ATP Properties and Chair of the ATP Foundation.

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Key Attributes, Experience and Skills. Mr. Clouser brings to Acorn a wealth of operational and managerial experience culled from decades of service in key roles at major corporations. He has particular skills in marketing and business development, which will enable the Board to better position our companies for customer growth.

Jan H. Loeb has served as our President and CEO since January 28, 2016. He was appointed to our Board in August 2015 pursuant to the terms of our Loan and Security Agreement with Leap Tide Capital Partners III, LLC (the “Leap Tide Loan Agreement”). He was also appointed to the Board of our DSIT subsidiary in August 2015 pursuant to the terms of the Leap Tide Loan Agreement. Mr. Loeb serves as the President of Leap Tide Capital Management, Inc. He has been the Managing Member of Leap Tide Capital Management LLC since 2007. From 2005 to 2007, he served as the President of Leap Tide’s predecessor, Leap Tide Capital Management Inc., which was formerly known as AmTrust Capital Management Inc. He served as a Portfolio Manager of Chesapeake Partners from February 2004 to January 2005. From January 2002 to December 2004, he served as Managing Director at Jefferies & Company, Inc. From 1994 to 2001, he served as Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.). He was Research Analyst at Dresdner Kleinwort, Research Division. He has been a Director of Gyrotron Technology, Inc. since July 2014. He has been a Director of TAT Technologies, Ltd. since August 2009. He served as a Lead Director of American Pacific Corporation from July 8, 2013 to February 27, 2014, and also served as its Director from January 1997 to February 27, 2014. He served as an Independent Director of Pernix Therapeutics Holdings Inc. (formerly, Golf Trust of America, Inc.) from 2006 to August 31, 2011.

Key Attributes, Experience and Skills. Mr. Loeb brings to the Acorn Board significant financial expertise, cultivated over more than 30 years of money management and investment banking experience, together with a background in public company management and audit committee experience.

Mannie L. Jackson was elected to the Board in September 2012. Mr. Jackson played professional basketball for a brief time before starting his business career at General Motors, Inc. He later served as President and General Manager of Honeywell’s Telecommunications Business and then as Corporate Executive VP of worldwide Sales and Marketing before retiring as a Corporate Officer and Senior Vice President in 1993. Mr. Jackson helped found and chaired the Executive Leadership Council which represents the most senior African American corporate executives in Fortune 500 companies and previously served on the Board of Directors of several Fortune 500 companies, including Ashland Inc., Reebok International, Stanley Works, Jostens and True North. Mr. Jackson is currently Chairman of privately held Boxcar Holdings, LLC, and a former owner and Chairman of the Board of the Harlem Globetrotters. He is also former Chairman of the Board of Trustees of the Naismith Basketball Hall of Fame and is a member of the University of Illinois Foundation Board of Directors.

Key Attributes, Experience and Skills. Mr. Jackson brings to the Board deep operational, strategic planning and senior managerial experience; as well as access to a network of domestic and international business relationships.

Edgar S. Woolard Jr. joined the Board in November 2014 and serves as a member of our Audit Committee. Mr. Woolard served as chairman and chief executive officer of DuPont from 1989 to 1995 and as chairman until 1997. He remained a director until his retirement from the board effective January 1, 2000. He also served as non-executive chairman of DuPont’s Conoco Inc. subsidiary where he oversaw that company’s IPO in 1998 and initiated its merger with Phillips Petroleum. He has served on the boards of the New York Stock Exchange, Inc., Telex Communications Inc., Apple Computer Inc., Citigroup, Inc., IBM, and Bell Atlantic, Delaware. He is also a former Chairman of the Business Council. He is a member of the National Academy of Engineering and the American Philosophical Society.

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Key Attributes, Experience and Skills. Mr. Woolard brings to Acorn a distinguished background of operational and managerial experience at the highest levels of the energy industry, in addition to his outstanding and extensive service record of corporate management and oversight as a member of the boards of several major corporations.

Samuel M. Zentman has been one of our directors since November 2004 and currently serves as Chairman of our Audit Committee. From 1980 until 2006, Dr. Zentman was the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980. From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation. He holds a Ph.D. in Complex Analysis. Dr. Zentman serves on the board of Hinson & Hale Medical Technologies, Inc., as well as several national charitable organizations devoted to advancing the quality of education.

Key Attributes, Experience and Skills. Dr. Zentman’s long-time experience as a businessman together with his experience with computer systems and software enables him to bring valuable insights to the Board. Dr. Zentman has a broad, fundamental understanding of the business drivers affecting our Company and also brings leadership and oversight experience to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Certain Information Regarding Directors and Officers

In addition to the information set forth above about the Company’s directors who have been nominated for election at the Annual Meeting, set forth below is additional information concerning such directors and certain officers of the Company:

Name	Age	Position
Christopher E. Clouser	64	Director, Chairman of the Board and member of our Audit Committee
Jan H. Loeb	57	President, Chief Executive Officer and Director
Mannie L. Jackson	77	Director and member of our Audit Committee
Edgar S. Woolard Jr.	82	Director
Samuel M. Zentman	71	Director and Chairman of our Audit Committee
Joseph Musanti	58	Chief Operating Officer of the Company, Chief Executive Officer and President of GridSense
Michael Barth	55	Chief Financial Officer of the Company
Walter Czarnecki	37	President and CEO of OmniMetrix

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Joe Musanti was elected Chief Operating Officer of the Company in January 2014 and also serves as President and CEO of GridSense. He previously served as GridSense’s Chief Operating Officer and Chief Financial Officer, OmniMetrix’s President and CEO, and USSI’s Chief Financial Officer. Mr. Musanti currently serves on the Board of Directors of GridSense and was previously chairman of the USSI board. Prior to these management roles, he served on the Company’s Board from September 2007 until December 2012. Mr. Musanti had also been the General Manager/CFO of Main Tape, a leading manufacturer of surface protection film and paper products, based in Cranbury, New Jersey. Prior to the acquisition of Film Tech Inc. and their merger into Main Tape in 2010 Mr. Musanti served as President of Main Tape Inc. From 2003 to 2006, prior to becoming its President, Mr. Musanti served as Vice President of Finance of Main Tape. Prior to that, Mr. Musanti was Vice President Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of DSIT since December 2005. For the six years prior, he served as Deputy Chief Financial Officer and Controller of DSIT. Mr. Barth holds an MBA in Accounting from Bernard M. Baruch College of the City University of New York. He is a Certified Public Accountant in both the U.S. and Israel and has over twenty-five years of experience in public and private accounting.

Walter Czarnecki serves as President and CEO of OmniMetrix. Mr. Czarnecki has over a decade of management, strategy and P&L leadership experience building high-growth companies in technology and energy across global markets. Prior to his appointment at OmniMetrix, Walter served as Vice President of Business Development at Acorn, and previously as Director of Corporate Strategy at Ener1, Inc., a maker of lithium-ion energy storage solutions for electric vehicles, grid storage and military applications. There he negotiated and managed Ener1’s joint venture with China’s largest Tier I auto parts supplier, Wanxiang, a $26 billion global conglomerate. Prior to Ener1, Walter spent four years in Beijing, where he led the Energy Technology team for China Renaissance Partners, a Chinese investment bank with over $26 billion in transactions. Prior to China Renaissance, Walter established the University of Maryland’s China strategy and increased revenue by $3.6 million. He began his career at Lehman Brothers Investment Banking in New York. Walter holds an MBA in Finance from the Wharton School. In 2015, Walter was named in Wharton’s 40 Under 40 list.

Biographical information about the Company’s directors who have been nominated for election at the Annual Meeting is set forth above under “Nominees for Election.”

CORPORATE GOVERNANCE MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Further, we have implemented measures to assure timely filing of Section 16(a) reports by our executive officers and directors. Based solely on our review of such forms or written representations from certain reporting persons, we believe that during 2015 our executive officers and directors complied with the filing requirements of Section 16(a).

Board Composition and Director Independence

Our Board of Directors is composed of one class, with seven Board seats, one of which is vacant, and six directors serving until their reelection or replacement at the 2016 Annual Meeting of Stockholders. One current Director, John A. Moore, is not standing for re-election as a Director at the Annual Meeting and will resign from the Board effective as of the date of the Annual Meeting. If the five nominees for Director are elected at the Annual Meeting, our Board will have two vacancies. Jan H. Loeb serves as both President and Chief Executive Officer as well as serving as a Member of our Board of Directors. Christopher E. Clouser serves as the Non-Executive Chairman of our Board. Applying the definition of independence provided under the NASDAQ rules, the Board has determined that with the exceptions of John A. Moore (who is not standing for re-election at the Annual Meeting) and Jan H. Loeb, all of the members of the Board of Directors are independent.

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Board Leadership Structure and Role in Risk Oversight

Christopher E. Clouser currently serves as the Non-Executive Chairman of our Board of Directors. The appointment of Mr. Clouser to this position demonstrates the Board’s commitment to sound corporate governance by adopting the developing best practice among public companies toward retaining non-executive, independent Board leadership. The Board believes that having an independent director in the senior most Board leadership position best ensures that the Board’s agenda will reflect the concerns of our stockholders. Furthermore, the Board believes that Mr. Clouser’s extensive business experience and network will enable him to help position the Company for growth.

The Board believes Mr. Loeb’s service as President and Chief Executive Officer and as a Member of our Board is appropriate because it bridges a critical gap between the Company’s management and the Board, enabling the Board to benefit from management’s perspective on the Company’s business while the Board performs its oversight function. Further, the Board believes Mr. Loeb’s significant ownership of Acorn Energy stock aligns his interests with those of Acorn Energy’s stockholders.

Management is responsible for Acorn Energy’s day-to-day risk management, and the Board’s role is to engage in informed oversight. The entire Board performs the risk oversight role. Acorn Energy’s Chief Executive Officer is a member of the Board of Directors, which helps facilitate discussions regarding risk between the Board and Acorn Energy’s senior management, as well as the exchange of risk-related information or concerns between the Board and the senior management. Further, the independent directors periodically meet in executive session following regularly scheduled Board meetings to voice their observations or concerns and to shape the agendas for future Board meetings.

The Board of Directors believes that, with these practices, each director has an equal stake in the Board’s actions and oversight role and equal accountability to Acorn Energy and its stockholders.

Meetings and Meeting Attendance

During the fiscal year ended December 31, 2015, there were 12 meetings of the Board of Directors and the Board acted by unanimous written consent once. Our independent directors periodically meet in executive session as part of each regularly scheduled Board meeting. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the annual meeting of stockholders. All of the directors then serving attended our most recent annual meeting in 2014.

Audit Committee; Audit Committee Financial Expert

The Company has a separate designated standing Audit Committee established and administered in accordance with SEC rules. The three members of the Audit Committee are Samuel M. Zentman, Christopher E. Clouser and Edgar S. Woolard. The Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by NASDAQ governing the qualifications for audit committee members and each Audit Committee member meets NASDAQ’s financial knowledge requirements. Our Board has determined that Dr. Zentman qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. During 2015, the Audit Committee met four times. The charter of the Audit Committee is available on our website www.acornenergy.com under the “Investor Relations” tab.

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Audit Committee Report. The Audit Committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by the statement of Auditing Standard No. 16 as amended; and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the Securities and Exchange Commission on March 30, 2016.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ACORN ENERGY, INC.

Samuel M. Zentman

Christopher E. Clouser

Edgar S. Woolard Jr.

Nominating Procedures

Our Board does not have a standing nominating committee. We believe that not using a committee of the Board in the director nomination process fosters fuller active participation of all our directors in the process. Nominations to the Board must either be selected or recommended for the Board’s selection by a majority of the Board’s independent directors. The Board uses established policies and procedures for director nominations. The Board identifies potential director candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate.

In considering candidates for the Board of Directors, the Board evaluates the entirety of each candidate’s credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees.

Our stockholders may recommend potential director candidates by contacting our corporate Secretary to receive a copy of the procedure to recommend a potential director candidate for consideration by the independent directors, who will evaluate recommendations from stockholders in the same manner that they evaluate recommendations from other sources.

Compensation Matters

Our Board does not have a standing compensation committee. We believe that not using a committee of the Board in setting compensation policies and making compensation decisions fosters fuller active participation of all our directors in the process. The entire Board of Directors establishes the general compensation policies of our company, the specific compensation levels for each executive officer, and administers our equity compensation plans and practices.

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All action with respect to the compensation of our executive officers is also approved or recommended for approval by a majority of our independent directors.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors, officers and employees. This Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. Our code of ethics may be accessed on the Internet at http://www.acornenergy.com/rsc/docs/55.pdf. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, at the Internet address specified above.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for the year ended December 31, 2015 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Compensation determinations. Our executive compensation was previously administered by the Compensation Committee of the Board of Directors (the “Committee”). The members of the Committee in 2015 were Christopher E. Clouser (Chairman) and Mannie L. Jackson, both of whom were independent in accordance with NASDAQ’s requirement for independent Director oversight of executive officer compensation. The Committee was dissolved in October 2015. We believe that not using a committee of the Board in setting compensation policies and making compensation decisions fosters fuller active participation of all our directors in the process. In fulfilling its role, the Board (1) reviews periodically and approves the Company’s general philosophy concerning executive compensation and the components of the Company’s executive compensation program to align them with the Company’s compensation philosophy; (2) reviews and approves goals and objectives that it considers relevant to the compensation of the Company’s chief executive officer, evaluates his performance and sets the terms of his compensation; and (3) establishes the compensation of each of the Company’s other executive officers, as well approves employment agreements, severance agreements and change in control agreements for the Company’s chief executive officer and other executive officers. In addition, the Board administers and periodically evaluates the Company’s long-term and short-term incentive plans and employee benefit plans, together with the Company’s methodology for awarding equity-based and other incentive compensation to all non-executive employees (including new hires) and other service providers and the levels of such compensation. All action with respect to the compensation of our executive officers is also approved or recommended for approval by a majority of our independent directors.

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Compensation objectives and philosophy. Our executive compensation programs are designed to motivate and reward sustainable long-term performance, and a key component of our executive compensation is long-term incentives. This ensures that executive compensation aligns appropriately with long-term stockholder interests and the Company’s performance. We periodically evaluate our executive compensation programs and make changes when necessary to ensure alignment with stockholder interests. The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives.

Compensation program. The elements of our compensation program include base salary and performance-based cash bonuses, as well as long-term compensation in the form of stock options. The Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation program effectively aligns the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.

In March 2012, the Compensation Committee engaged an independent compensation consultant (“Consultant”) to assist it in reviewing our current executive compensation practices and recommend an overall compensation strategy for the executive officers of the Company, including assistance in reviewing the compensation to be included in a new employment agreement for Mr. Moore for 2013.

Executive compensation for 2015. Changes in each named executive officer’s base compensation for 2015, together with the methodology for determining their respective bonuses, if any, are described below. The Boards of Directors of our subsidiary companies (DSIT, GridSense and OmniMetrix and USSI) determined the compensation of their own executive officers and other employees.

John A. Moore. Effective January 1, 2013, Mr. Moore and the Company entered into a new five-year Employment Agreement (the “2013 Agreement”). The Compensation Committee contracted in late 2011 with a compensation consultant previously utilized by the Board to assist in developing compensation under the extension of Mr. Moore’s previous employment agreement, but ultimately decided as a part of a more comprehensive review of executive and Board compensation to interview and ultimately hire a different party. The original consultant’s report was reviewed but not relied upon in developing Mr. Moore’s compensation under the 2013 Agreement. As of March 1, 2012, the term of Mr. Moore’s existing employment agreement had been amended to continue on a month-to-month basis in anticipation of negotiating and finalizing a new employment agreement. Mr. Moore offered a proposal for the terms of a new employment agreement and the end result was the product of arms’ length negotiations between Mr. Moore and the Compensation Committee. The Compensation Committee retained outside legal counsel in connection with the negotiations with Mr. Moore, in addition to conferring with our then General Counsel concerning the agreement. Because Mr. Musanti (at the time, a member of the Compensation Committee) had been retained by the Company for services to be performed in 2013 (as CFO and COO of GridSense and CFO of USSI) shortly before the date at which the 2013 Agreement was scheduled for approval by the Compensation Committee, Mr. Musanti recused himself from final deliberations regarding the 2013 Agreement. Since his recusal left the Committee with a single member, the 2013 Agreement was also considered and ratified by the Corporation’s independent directors. The Consultant and our Compensation Committee used peer group benchmarking to assist in setting Mr. Moore’s compensation. In so doing, they focused exclusively on market capitalization as the most representative statistic in developing the peer group comparison within the Energy Services Company sector for benchmarking Mr. Moore’s position. As noted above, the Committee found the peer groups in the Consultant’s report to be more relevant to the Company’s business model. The Consultant relied on a regression analysis technique which adjusted the sample so that it was able to provide the Committee with more direct and relevant comparisons of data. Benchmarked items include salary, total cash compensation and total direct compensation. The data was used to ensure that Mr. Moore was paid at approximately the 50th percentile of benchmarked companies. Benchmarked companies included the following:

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USEC Inc. (USU)

EnerNOC, Inc. (ENOC)

Echelon Corporation (ELON)

Warren Resources, Inc. (WRES)

Panhandle Oil and Gas Inc. (PHX)

Callon Petroleum Company (CPE)

Dawson Geophysical Company (DWSN)

Safeguard Scientifics, Inc. (SFE)

Endeavour International Corporation (END)

Goodrich Petroleum Corporation (GDP)

Oyo Geospace (GEOS)

Bill Barrett Corp. (BBG)

Itron Inc. (ITRI)

Ultra Petroleum Corp. (UPL)

Harris & Harris Group (TINY)

Hercules Technology Growth Capital (HTGC)

Energy Partners Ltd. (EPL)

The 2013 Agreement provided that Mr. Moore was to receive an annual cash bonus with respect to each year of up to one hundred percent (100%) of his aggregate base salary in such year, based upon the attainment of agreed upon personal and Company performance goals and milestones for the preceding fiscal year, as mutually determined by the Compensation Committee and Mr. Moore. The actual amount of any bonus payable by the Company to Mr. Moore was to be determined on a sliding scale based upon his attainment of such targets for the applicable fiscal year, such that the amount of any bonus payable by the Company would be directly proportional to the percentage of such target attained by Mr. Moore during the applicable year as reasonably determined by the Board in its good faith judgment. Mr. Moore agreed to reduce his salary to $318,750 per annum effective October 16, 2013. Effective October 1, 2015, Mr. Moore agreed to defer payment of 30% of his salary until the completion of the sale of DSIT to Rafael. In 2015, $23,906 of Mr. Moore’s salary was deferred under this arrangement (all of which was paid to Mr. Moore upon the closing of the DSIT transaction in April 2016). Mr. Moore did not receive a bonus for 2014 or 2015.

Benny Sela. Mr. Sela’s employment agreement provides for a base salary which is denominated in NIS and linked to Israeli Consumer Price Index (“CPI”) which at December 31, 2011 was equivalent to approximately $199,000 per annum. In September 2012, the board of directors of DSIT awarded Mr. Sela a 10% increase in annual compensation effective September 1, 2012. Effective January 1, 2014, Mr. Sela voluntarily reduced his annual base salary by approximately $24,600 (10%). Mr. Sela’s base salary is currently equivalent to approximately $197,000 per annum. In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 1.75% of DSIT’s gross profit. In June 2013, DSIT and Mr. Sela agreed that future bonus payments would be further conditioned upon DSIT achieving certain EBITDA growth targets. Mr. Sela did not receive a bonus for 2014 or 2015. Mr. Sela’s base compensation for 2015 decreased by approximately $17,000 due to the net effect of currency exchange rates and contractual cost of living adjustments.

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Joseph E. Musanti. Effective January 1, 2013, Mr. Musanti and GridSense entered into an Employment Agreement pursuant to which Mr. Musanti initially served as GridSense’s CFO and COO and later became its President and CEO effective May 10, 2013. Pursuant to a letter agreement between GridSense and USSI, Mr. Musanti also served as USSI’s CFO and USSI reimbursed GridSense for an agreed upon portion of Mr. Musanti’s employee costs. A similar informal arrangement was in place between GridSense and OmniMetrix pursuant to which Mr. Musanti served as OmniMetrix’s CEO through April 22, 2015. Mr. Musanti was named the COO of the Company effective January 7, 2014 and received a $25,000 annual raise in his base compensation in connection with such election, which amount (together with associated employee costs) is funded entirely by Acorn. Mr. Musanti’s employment is on an “at-will” basis and the Employment Agreement has no fixed term. It provides that GridSense’s Board of Directors will set Mr. Musanti’s base salary (which was $250,000 for 2013, increased to $275,000 for 2014) and contains an opportunity for him to earn an annual bonus which would be payable in arrears based on a targeted increase in gross profits for the combined (i.e., US and Australian affiliate) GridSense business over prior year (or a base year) results (which formula is subject to change by the Board in the future). He was also eligible under a letter agreement with USSI to a bonus based on the percentage, if any, by which USSI exceeded its projected gross revenues and operating income targets as set in its annual budget. Mr. Musanti did not receive a bonus from any company for 2014 or 2015.

Stockholder input on executive compensation. Stockholders can provide the Company with their views on executive compensation matters at each year’s annual meeting through the stockholder advisory vote on executive compensation and during the interval between stockholder advisory votes. The Company welcomes stockholder input on our executive compensation matters, and stockholders are able to reach out directly to our independent directors by emailing to cclouser@acornenergy.com to express their views on executive compensation matters.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)		All Other Compensation ($)		Total ($)
John A. Moore	2015	318,750	—	250,000	(2)	12,000	(3)	580,750
President and CEO (1)	2014	318,750	—	250,000	(4)	12,000	(3)	580,750

Joseph Musanti	2015	275,000	—	—		—		275,000
COO of Acorn, CEO and	2014	275,000	—	36,750	(6)	—		311,750
President of GridSense, CEO of OmniMetrix (5)

Benny Sela	2015	197,921	—	—		37,168	(7)	235,089
CEO and President of DSIT	2014	214,582	—	—		40,276	(7)	254,858

(1)	Mr. Moore resigned as President and CEO on January 28, 2016.

(2)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 469,131 stock options granted on January 1, 2015 with an exercise price of $0.77. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.17% (ii) an expected term of 9.5 years (iii) an assumed volatility of 62% and (iv) no dividends.

(3)	Consists of automobile expense allowance.

(4)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 86,128 stock options granted on January 1, 2014 with an exercise price of $4.07.The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.99% (ii) an expected term of 9.5 years (iii) an assumed volatility of 63% and (iv) no dividends.

(5)	Mr. Musanti served as CEO of OmniMetrix through April 22, 2015.

(6)	Represents the grant date fair value calculated in accordance with applicable accounting principles with respect to 40,000 stock options granted on October 2, 2014 with an exercise price of $1.68. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.27% (ii) an expected term of 6.7 years (iii) an assumed volatility of 64% and (iv) no dividends.

(7)	Consists of automobile fringe benefits and the gross-up value of income taxes on such benefits.

Grants of Plan Based Awards

Name	Grant Date	Number of Shares of Common Stock Underlying Options		Exercise Price of Options Awards (Per Share)	Grant Date Fair Value of Options Awards
John A. Moore	January 1, 2014	469,131	(1)	$0.77	$250,000

(1)	The options vest in twenty equal quarterly increments beginning on April 1, 2015.

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Employment Arrangements

The employment arrangements of each named executive officer and certain other officers are described below. From time to time, the Company has made discretionary awards of management options as reflected in the table above.

John A. Moore became our President and Chief Executive Officer in March 2006. Under the terms of the 2013 Agreement, Mr. Moore’s initial base salary was set at $425,000 per annum, and had been scheduled to increase to $450,000 per annum on January 1, 2014, $475,000 per annum on January 1, 2015, $500,000 on January 1, 2016 and was to remain at that amount through the end of the term. Effective for the pay period commencing October 16, 2013, Mr. Moore and the Company amended the 2013 Agreement to provide for a fixed annual salary of $318,750 (which amount represented a 25% reduction from his original 2013 base salary). The 2013 Agreement provided that commencing on January 1, 2014, and for each subsequent anniversary date of the term through the fourth anniversary (January 1, 2017), stock option awards having a value of $250,000, based on a Black-Scholes model, were to be awarded to Mr. Moore. The 2013 Agreement also provided that in addition to annual stock option awards, the registrant and Mr. Moore were to discuss the terms of a mutually agreeable grant by the registrant to Mr. Moore of “Challenge Options” or “Challenge Shares” under the Corporation’s 2006 Stock Incentive Plan based upon the future increase in the market capitalization of the Corporation’s Common Stock. Any such grant was to be reflected in a separate contract executed between Mr. Moore and us. Under the 2013 Agreement, Mr. Moore was also entitled to (i) the employee benefits generally made available to the registrant’s executive officers, (ii) short-term and long-term disability insurance for the benefit of Mr. Moore, and (iii) a monthly automobile expense allowance of $1,000. In addition, we were required to contribute for each calendar year an amount equal to three percent (3%) of Mr. Moore’s aggregate base salary to his 401(k) Plan, subject to applicable statutory limits. The Company reimbursed Mr. Moore $15,000 for his legal expenses in connection with executing the 2013 Agreement.

The 2013 Agreement provided that Mr. Moore was to receive an annual cash bonus with respect to each year of up to one hundred percent (100%) of his aggregate base salary in such year, based upon the attainment of agreed upon personal and Company performance goals and milestones for the preceding fiscal year, as mutually determined by the Compensation Committee and Mr. Moore. The actual amount of any bonus payable by the Company to Mr. Moore was to be determined on a sliding scale based upon his attainment of such targets for the applicable fiscal year, such that the amount of any bonus payable by the Company was to be directly proportional to the percentage of such target attained by Mr. Moore during the applicable year as reasonably determined by the Board in its good faith judgment. Mr. Moore agreed to reduce his salary to $318,750 per annum effective October 16, 2013. Mr. Moore further agreed to defer 30% of his salary effective October 1, 2015 until the consummation of the sale of DSIT to Rafael (all of which was paid to Mr. Moore upon the closing of the DSIT transaction in April 2016). Mr. Moore did not receive a bonus for 2014 or 2015. Mr. Moore resigned as President and Chief Executive Officer on January 28, 2016.

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Joseph Musanti has served as CEO and President of GridSense since May 2013 and as CEO of OmniMetrix from July 2013 to April 2015. From January 2013 until May 2013, he served as the Chief Operating Officer and Chief Financial Officer of GridSense. From July 2013 until April 2014, he also served as President of OmniMetrix. He also served as the Chief Financial Officer of USSI from January 2013 until the suspension of its operations in March 2015. Effective January 7, 2014, he was elected Acorn’s Chief Operating Officer. Mr. Musanti is party to an At-Will Employment, Confidential Information, Non-Solicitation and Invention Assignment Agreement effective as of January 1, 2013 with GridSense pursuant to which he initially was paid an annual salary of $250,000 and received a one-time $10,000 signing bonus that was paid in January 2013. For 2014, Mr. Musanti received a $25,000 annual raise in his base compensation in connection with his election as the Company’s COO, which amount (together with associated employee costs) is funded entirely by Acorn. OmniMetrix is also obligated to reimburse GridSense on a monthly basis a variable percentage of the total costs of employing Mr. Musanti based on the portion of his time devoted to their respective businesses. Pursuant to a side letter with GridSense, Mr. Musanti may earn an annual bonus. He is not entitled to a bonus from OmniMetrix. With respect to GridSense, unless otherwise determined by the Board, he is eligible for a bonus equal to 2% of the amount, if any, by which the actual gross profit of GridSense Inc. and its Australian affiliates (collectively, the “GridSense Business”), as determined for financial reporting purposes, for the applicable calendar year exceeds 105% of the greater of GridSense Business’s gross profit earned in the year immediately prior to the applicable period or GridSense Business’s gross profit earned in 2011. Mr. Musanti was not paid a bonus by GridSense for 2014 or 2015. His bonus eligibility at USSI was based on the percentage, if any, by which USSI exceeded its projected gross revenues and operating income targets as set in its annual budget. Mr. Musanti was not paid a bonus by USSI for 2014 or 2015.

Benny Sela has served as President and Chief Executive Officer of DSIT since July 1, 2007. Mr. Sela’s employment agreement provided for a base salary which is denominated in NIS and is linked to the Israeli CPI which at December 31, 2011 was equivalent to approximately $199,000 per annum. In September 2012, the board of directors of DSIT awarded Mr. Sela a 10% increase in annual compensation effective September 1, 2012. Effective January 1, 2014, Mr. Sela voluntarily reduced his annual base salary by approximately $24,600 (10%). Mr. Sela’s base salary in 2015 was equivalent to approximately $197,000 per annum. In addition to his base salary, Mr. Sela is also entitled to receive a bonus payment equal to 1.75% of DSIT’s gross profit. In June 2013, DSIT and Mr. Sela agreed that future bonus payments would be further conditioned upon DSIT achieving certain EBITDA growth targets. Mr. Sela did not receive a bonus for 2014 or 2015.

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Outstanding Equity Awards at 2015 Fiscal Year End

The following tables set forth all outstanding equity awards made to each of the Named Executive Officers that were outstanding at December 31, 2015.

OPTIONS TO PURCHASE ACORN ENERGY, INC. STOCK

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John A. Moore	200,000	—		5.11	March 4, 2018
	66,666	—		3.70	March 14, 2016
	30,000	20,000	(1)	7.57	December 13, 2022
	30,144	55,984	(2)	4.07	January 1, 2024
	70,369	398,762	(3)	0.77	January 1, 2025

Joseph Musanti	10,000	—		4.75	August 4, 2016
	10,000	—		5.00	June 10, 2017
	10,000	—		5.37	October 17, 2018
	10,000	—		8.83	September 11, 2019
	13,333	26,667	(4)	1.68	October 2, 2021

Benny Sela	10,000	—		4.09	December 28, 2017

(1)	The options were to vest 2,500 each on March 13, June 13, September 13 and December 13 of each year 2016 through 2017. Following Mr. Moore’s resignation, all 20,000 options vested immediately.

(2)	The options were to vest approximately 4,306 each on January 1, April 1, July 1 and October 1 of each year 2016 through January 1, 2019. Following Mr. Moore’s resignation, all 55,984 options vested immediately.

(3)	The options were to vest approximately 23,457 each on January 1, April 1, July 1 and October 1 of each year 2016 through January 1, 2020. Following Mr. Moore’s resignation, all 398,762 options vested immediately.

(4)	The options vest 13,333 and 13,334 on October 2, 2016 and 2017, respectively.

OPTIONS TO PURCHASE DSIT SOLUTIONS LTD. STOCK

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
John A. Moore	—	—	—		—

Benny Sela	47,600	—	1.26		August 10, 2018
	19,336	—	2.40	(1)	August 10, 2018

Joseph Musanti	—	—	—		—

(1)	Exercise price is NIS 9.38 converted at the December 31, 2015 exchange rate of 3.902

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Option and Warrant Exercises

None in 2015.

Non-qualified Deferred Compensation

The following table provides information on the executive non-qualified deferred compensation activity for each of our named executive officers for the year ended December 31, 2015.

Named Executive Officer	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings (Losses) in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
John A. Moore	$—	$—		$—		$—	$—

Benny Sela	8,228	40,563	(1)	29,878	(2)	—	1,039,342	(3)

Joseph Musanti	—	—		—		—	—

(1)	Represents a contribution to a manager’s insurance policy. Such contributions are made on substantially the same basis as those made on behalf of other Israeli executives.

(2)	Represents the dollar value by which the aggregate balance of the manager’s insurance policy as of December 31, 2015 is less than the sum of (i) the balance of the manager’s insurance policy as of December 31, 2014, and (ii) the employer and employee contributions to the manager’s insurance policy during 2015.

(3)	Represents the aggregate balance of the manager’s insurance policy as of December 31, 2015. Such amounts may be withdrawn only at retirement, death or upon termination under certain circumstances.

Payments and Benefits Upon Termination or Change in Control

John A. Moore

Under the terms of the 2013 Agreement with Mr. Moore, upon termination by the Company for cause (as defined in the agreement) and upon termination by Mr. Moore without good reason (as defined in the agreement), all compensation due to Mr. Moore under his agreement was to cease, except that Mr. Moore was to receive all accrued but unpaid base salary up to the date of termination, and reimbursement of all previously unreimbursed expenses. All vested and unexercised options granted by the Company as of the date of termination were to be exercisable in accordance with the terms of the applicable stock option plan and agreements, provided that Mr. Moore would have only three months to exercise such previously vested options. All options that had not vested as of the date of termination were to expire.

In the event that within three months prior to or one year following a change of control (as defined in the 2013 Agreement), either (i) the Company were to terminate the employment of Mr. Moore, other than for cause, or (ii) Mr. Moore were to terminate for good reason (as defined in the 2013 Agreement), Mr. Moore was to receive the following additional amounts (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) $850,000 (which represents two times his 2013 original base salary prior to his agreeing to a voluntary reduction of such amount) and (B) two times the amount of his target bonus for the year in which the termination occurred, which target equaled 100% of his then-current annual salary; (ii) reimbursement of all previously unreimbursed expenses; (iii) the full vesting of any and all stock options granted to Mr. Moore by the Company prior to such termination, and extended exercisability thereof until their respective expiration dates; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

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In the event that (i) the Company were to terminate the employment of Mr. Moore (including a non-renewal of his agreement at the end of the five-year term provided therein, as extended, but not including non-renewal following any subsequent renewal of the term), other than upon a change of control, death, disability or for cause, or (ii) Mr. Moore were to terminate for good reason, other than in connection with a change of control, Mr. Moore was to receive the following additional amounts (except to the extent that any payment would constitute an “excess parachute payment” under the IRS Code): (i) an amount equal to (A) $425,000 (which represents the amount of his 2013 original base salary prior to his agreeing to a voluntary reduction of such amount) and (B) his most recent annual bonus target, which target equaled 100% of his then-current annual salary; (ii) reimbursement of all previously unreimbursed expenses; (iii) accelerated vesting of all unvested options that otherwise would vest within 24 months of the date of termination, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of termination to be exercisable for a period of one year from the date of termination of employment in accordance with the terms of the applicable stock option plan and agreements; and (iv) the continuation of all medical and dental benefits at the Company’s sole expense for a period of one year after termination.

In the event of any change of control, all stock options granted to Mr. Moore prior to such change of control were to vest and remain exercisable until their respective expiration dates.

The term of the 2013 Agreement was to end immediately upon Mr. Moore’s death, or upon termination by the Company for cause or disability (as defined in the agreement) or by Mr. Moore for good reason. Upon termination due to Mr. Moore’s death, all compensation due Mr. Moore under his agreement was to cease.

See Executive Compensation Developments in 2016, below, for payments made to Mr. Moore in connection with his resignation on January 28, 2016.

Benny Sela

Under the terms of the employment agreement with Mr. Sela, the President and Chief Executive Officer of our DSIT subsidiary, we are obligated to make certain payments to fund in part our severance obligations to him. We are required to pay Mr. Sela an amount equal to 150% of his last month’s salary multiplied by the number of years (including partial years) that Mr. Sela has worked for us. This severance obligation would be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Sela’s employment agreement. As of December 31, 2015, the unfunded portion of these payments was $294,353. Mr. Sela would also receive a lump sum payment equal to six months base salary in the event of a voluntary resignation, and a lump sum payment equal to nine months’ salary in the event of termination not for cause.

Joseph Musanti

Under the terms of the employment agreement with Mr. Musanti, our COO and the President and CEO of our GridSense subsidiary and former CEO of our OmniMetrix subsidiary (through April 22, 2015), GridSense is obligated to make certain payments to him upon the termination of his employment. GridSense is required to pay Mr. Musanti a lump sum payment equal to six months base salary in the event of termination not for cause.

Compensation of Directors

Directors Annual Stock Option Grants for 2015

As no annual meeting of stockholders was held in 2015, there were no annual stock option grants to non-employee Directors in 2015 and, as the Company did not have sufficient authorized shares of Common Stock available for reservation, the non-executive Chairman received $60,000 in cash in lieu of his annual grant of stock options in 2015.

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Compensation of Directors in 2016 and Future Years

In January 2016, the Board of Directors of the Company adopted a revised compensation policy for its non-employee Directors for 2016 and future years, which provides for drastically reduced cash and equity compensation. The Board intends to review non-employee director compensation on an annual basis.

The non-executive Chairman will receive an annual retainer of $35,000, plus an annual grant of an option to purchase 25,000 shares of Company Common Stock. The non-executive Chairman will also receive an annual payment in the amount of $22,200 per annum to be utilized to pay for an administrative assistant in connection with his duties.

Each non-employee Director (other than the non-executive Chairman) will receive an annual retainer of $15,000, plus an annual grant of an option to purchase 10,000 shares of Company Common Stock to be made on January 1.

Upon a non-employee Director’s first election or appointment to the Board, such newly elected/appointed Director will be granted an option to purchase 25,000 shares of Company Common Stock. Each option so granted to a newly elected/appointed Director shall vest for the purchase of one-third of the shares purchasable under such option on each of the three anniversaries following the date of first election or appointment.

All options granted to non-employee Directors and to the non-executive Chairman shall have an exercise price equal to closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the date of grant, and shall, except as described in the preceding paragraph, vest in four installments quarterly in advance. Once vested, such options shall be exercisable in whole or in part at all times until the earliest of (i) seven years from the date of grant or (ii) 18 months from the date such Director ceases to be a Director, officer, employee of, or consultant to, the Company.

The chair of the Audit Committee will receive an additional annual retainer of $10,000; each Audit Committee member other than the chair will receive an additional annual retainer of $2,000.

Each Director may, in his or her discretion, elect by written notice delivered on or before the first day of each calendar year whether to receive, in lieu of some or all of his or her retainer and board fees, that number of shares of Company Common Stock as shall have a value equal to the applicable retainer and board fees, based on the closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the first day of the applicable year. Once made, the election shall be irrevocable for such election year and the shares subject to the election shall vest and be issued one-fourth upon the first day of the election year and one-fourth as of the first day of each of the second through fourth calendar quarters thereafter during the remainder of the election year. A newly-elected or appointed Director may, in his or her discretion, make such an election for the balance of the year in which he or she was elected/appointed by written notice delivered on or before the tenth day after his or her election/appointment to the Board, with the number of shares of Company Common Stock subject to such newly elected/appointed Director’s election to be based on closing price of the Company’s Common Stock on its then-current trading platform or exchange on the last trading day immediately preceding the day of such newly elected/appointed Director’s election/appointment.

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The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ended December 31, 2015 by each individual (other than Mr. Moore who was not separately compensated for his Board service) who served as a director at any time during the fiscal year.

DIRECTOR COMPENSATION IN 2015

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)		All Other Compensation ($)	Total ($)
Christopher E. Clouser	179,500	(2)	—		—	179,500
Mannie L. Jackson	—		30,000	(3)	—	30,000
Robert E. McKee III (4)	—		33,000	(5)	—	33,000
Jan H. Loeb (6)	11,507	(7)	3,318		—	14,825
Edgar S. Woolard Jr.	3,699	(8)	32,000	(9)	—	35,699
Samuel M. Zentman	40,000		—		—	40,000

(1)	On January 1, 2015, Mannie L. Jackson, Robert E. McKee III, and Edgar S. Woolard Jr. were granted 61,112, 67,224 and 65,187 options respectively, to acquire stock in the Company. The options have an exercise price of $0.77 and expire on January 1, 2022. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 2.00% (ii) an expected term of 6.7 years (iii) an assumed volatility of 67% and (iv) no dividends. On August 13, 2015, Jan H. Loeb was granted an initial director grant of 25,000 options to acquire stock in the Company. The options have an exercise price of $0.20 and expire on August 13, 2022. The fair value of the options was determined using the Black-Scholes option pricing model using the following assumptions: (i) a risk-free interest rate of 1.94% (ii) an expected term of 6.7 years (iii) an assumed volatility of 71% and (iv) no dividends. All options awarded to directors in 2015 remained outstanding at fiscal year-end. As of December 31, 2015, the number of stock options held by each of the above persons was: Christopher E. Clouser, 244,477; Mannie L. Jackson, 183,933; Robert E. McKee III, 189,803; Jan H. Loeb, 25,000; Edgar S. Woolard Jr., 190,187; and Samuel M. Zentman, 130,424.

(2)	Includes $30,000 of annual director fees, $45,000 of Chairman fees, $37,500 of subsidiary board fees ($10,000 each for serving on the boards of DSIT, GridSense, OmniMetrix and USSI (subsidiary board fees with respect to USSI ceased effective September 30, 2015 following USSI’s Chapter 7 filing), $5,000 received for services rendered as Chairman of the Compensation Committee and $2,000 received for services rendered as a member of the Audit Committee. Also includes $60,000 of annual Chairman fees in lieu of an option award with a Black Sholes value of $60,000 due to the Company’s lack of shares available for reservation under option awards. Effective October 1, 2015, Mr. Clouser agreed to defer 30% of amounts due to him until the consummation of the sale of DSIT to Rafael. As at December 31, 2015, Mr. Clouser had deferred a total of $8,400 of fees ($2,250 of annual director fees, $3,375 of Chairman fees, $2,250 of subsidiary board fees and $525 with respect to services rendered as Chairman of the Compensation Committee and a member of the Audit Committee).

(3)	Mr. Jackson elected to receive in options in lieu of his Board fees for 2015.

(4)	Mr. McKee retired from the Board effective October 12, 2015. According to their terms, his options will expire on April 12, 2017 (eighteen months after the date of his resignation).

(5)	Mr. McKee elected to receive in options in lieu of his Board fees for 2015. Includes $3,000 received for services rendered as Chairman of the Nominating Committee.

(6)	Mr. Loeb joined the Board on August 13, 2015.

(7)	Represents pro-rata annual director fees from the time Mr. Loeb joined the Board.

(8)	Represents pro-rata annual director fees for 2014 the time Mr. Woolard joined the Board to December 31, 2014.

(9)	Mr. Woolard elected to receive in options in lieu of his Board fees for 2015. Includes $2,000 received for services rendered as a member of the Audit Committee.

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Executive Compensation Developments in 2016

Jan H. Loeb

On January 28, 2016, Jan H. Loeb was appointed President and CEO of the Company, replacing outgoing President and CEO, John A. Moore, who resigned from those positions as of that date. Concurrent with the appointment of Mr. Loeb as President and CEO, the Company entered into a consulting arrangement with Leap Tide Capital Management LLC pursuant to which Leap Tide Capital Management LLC will receive a monthly fee of $17,000 and will provide the services of Mr. Loeb to the Company as President and CEO and such other services as shall be mutually agreed upon with the Company. Mr. Loeb will not be an employee of the Company and will not receive any cash compensation from the Company in connection with his service as President and CEO. Mr. Loeb is the sole owner and manager of Leap Tide Capital Management LLC. Pursuant to the consulting arrangement, on March 16, 2016, the Company issued to Leap Tide Capital Management LLC, for nominal consideration, warrants exercisable for 35,000 shares of the Company’s common stock. The exercise price of the warrants is $0.13 per share. One-fourth of the warrants are immediately exercisable; the remainder become exercisable in equal increments on each of June 16, 2016, September 16, 2016 and December 16, 2016. The warrants expire on the earlier of (a) March 16, 2023 and (b) 18 months from the date Mr. Loeb ceases to be a director, officer, employee or consultant of the Company.

John A. Moore

In connection with his resignation as the Company’s President and CEO on January 28, 2016, Mr. Moore entered into a letter agreement, dated as of such date, with the Company pursuant to which it was agreed that (i) the Company would pay Mr. Moore an aggregate of $425,000 in severance payments between July 2016 and July 2017 in accordance with the Company’s regular payroll practices; (ii) for the twelve-month period commencing on the date of the letter agreement, the Company will reimburse Mr. Moore up to $1,400 per month for costs associated with obtaining medical insurance; (iii) Mr. Moore will continue to serve on the Company’s Board of Directors until the next annual stockholders’ meeting and shall receive compensation for such service in accordance with the Company’s compensation policy for non-employee directors; (iv) consistent with the terms of his employment agreement, Mr. Moore received accelerated vesting of all unvested options that otherwise would have vested within 24 months of the date of his resignation, with such accelerated options and all other vested and unexercised options granted by the Company as of the date of his resignation becoming exercisable for a period of one year from the date of his resignation; and (v) other than the payments and benefits set forth in the letter agreement and notwithstanding any provisions of his employment agreement, Mr. Moore would not be entitled to any further compensation or benefits.

Compensation Committee Report

The Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Board of Directors concluded that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Christopher E. Clouser, John A. Moore, Mannie L. Jackson,
Jan H. Loeb, Edgar S. Woolard, Jr., and Samuel M. Zentman

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PROPOSAL 2

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE UP TO 8 MILLION SHARES OF PREFERRED STOCK

Our Certificate of Incorporation does not currently authorize any shares of preferred stock. The primary purpose of the proposed authorization of up to 8 million shares of blank-check preferred stock is for general corporate purposes, including, without limitation, capital raising, merger and acquisition opportunities, the issuance of stock dividends or stock splits, and other general corporate purposes.

The effect of the adoption of this proposal would be to grant the Board the authority to issue shares of preferred stock in one or more series, with such rights, preferences and designations, as it deems necessary or advisable without any additional action by our stockholders, unless otherwise required by law or by the rules and policies of the OTCQB or any other quotation system or exchange upon which the shares of our common stock are listed and trade. With regard to such proposed blank-check preferred stock, the Board’s authority to determine the terms of any such shares of preferred stock would include, but not be limited to (i) the designation of each class or series and the number of shares that will constitute each such class or series; (ii) the dividend rate for each class or series; (iii) the price at which, and the terms and conditions on which, the shares of each class or series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which shares of each class or series may be converted into shares of other classes or series of shares of our company, or other securities; and (v) the voting rights for each class or series. Shares of preferred stock that are issued by us and subsequently redeemed or converted into another security of our company would be available to be reissued by us, and the Board may set the terms of the reissued shares as they deem appropriate, in the same manner, and subject to the same limitations, as the authorized preferred shares permit.

The Board has made no decisions or commitments with respect to the use of the requested shares of blank-check preferred stock, and it has no plans to commence an offering of any of our shares related thereto at this time.

The Board of Directors has approved, subject to stockholder approval, an amendment to Article FOURTH of the Certificate of Incorporation to increase the total authorized number of shares of our stock from 42 million to 50 million shares, with 8 million of those shares designated as blank-check preferred shares, which is referred to as the Preferred Shares proposal (the full text of the proposed amendment is attached as Annex A to this proxy statement).

If the amendment is approved by the requisite vote of the stockholders, we will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State as soon as reasonably practicable after the Annual Meeting. The amendment shall become effective upon filing with the Delaware Secretary of State.

Reason for the Authorization

The Board believes that approval of the Preferred Shares proposal will provide flexibility to take advantage of financing opportunities as they arise where the ability to issue equity other than common stock may be advantageous. For example, it might be to our benefit to issue non-convertible preferred shares instead of issuing additional shares of common stock in circumstances where doing the latter would negatively impact our ability to retain net operating losses that could reduce our tax liability.

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Certain Disadvantages of the Authorization

If the Preferred Shares proposal is approved, the availability of undesignated blank-check preferred stock may have certain negative effects on the rights of holders of the common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock cannot be stated until the Board determines the specific rights of the holders of such preferred stock. The proposed amendment will permit the Board, without future stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights, which are superior to and could adversely affect the voting power or other rights of the holders of our common stock. Specifically, we will be in a position to issue securities which would grant to the holders thereof, preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting. This could result in holders of common stock receiving less in the event of a liquidation, dissolution or other winding up of our company, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of our common stock.

Anti-Takeover Effects

The blank-check preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. For example, the Board could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of our common stock or with rights and preferences that include special voting rights to veto a change in control. The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders. Please note, however, that the proposed increase in authorized shares and in authorized shares of preferred stock is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Vote Required for Approval and Board Recommendation

The affirmative vote of the majority of the outstanding shares of common stock entitled to vote on the Preferred Shares proposal is required to amend the Certificate of Incorporation to authorize up to 8 million shares of preferred stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PREFERRED SHARES PROPOSAL TO AUTHORIZE UP TO 8 MILLION SHARES OF PREFERRED STOCK.

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PROPOSAL 3

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JULY 21, 2017, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS

Article FOURTH of our Certificate of Incorporation currently authorizes the issuance of up to 42 million shares of our common stock, par value $0.01 per share (no shares of preferred stock are authorized). As of June 7, 2016, a total of 29,322,574 shares of common stock were issued and outstanding.

The Board of Directors has approved, subject to stockholder approval, an amendment to Article FOURTH of the Certificate of Incorporation to effect a reverse stock split of our common stock any time prior to the first anniversary of its approval by the stockholders at a ratio to be selected by our Board of Directors between one-for-ten and one-for-twenty, which is referred to as the Reverse Split proposal (the full text of the proposed amendment is attached as Annex B to this proxy statement).

If the Reverse Split proposal is approved by a majority of our stockholders, the Board will have the discretion to determine, as it deems to be in the best interest of our stockholders, the specific ratio to be used within the range described above and the timing of the reverse stock split, which must occur at any time prior to the first anniversary of its approval by the stockholders. The Board may also, in its discretion, determine not to effect the reverse stock split if it concludes, subsequent to obtaining stockholder approval, that such action is not in the best interests of the Company. Our Board of Directors believes that the availability of a range of reverse stock split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the reverse split following the receipt of stockholder approval, our Board of Directors may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

●	the anticipated impact of the reverse split on our ability to raise additional financing; and

●	prevailing general market and economic conditions.

If our Board determines that effecting the reverse stock split is in our best interest, the reverse stock split will become effective upon filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment will set forth the number of shares to be combined into one share of our common stock within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder holds immediately prior to the reverse split.

Effective Date

If the proposed amendment to the Certificate of Incorporation to give effect to the reverse stock split is approved at the Annual Meeting and the Board of Directors determines to effect the reverse stock split, the reverse stock split will become effective on the effective date of the certificate of amendment to our Certificate of Incorporation with the office of the Secretary of State of the State of Delaware, which we would expect to be the date of filing. We refer to this time and date as the “Effective Date.” As set forth below with respect to fractional shares, each issued share of common stock immediately prior to the Effective Date will automatically be changed, as of the Effective Date, into a fraction of a share of common stock based on the exchange ratio within the approved range determined by the Board of Directors.

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Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split is advisable because the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risks of the Reverse Stock Split

We cannot assure you that the proposed reverse stock split will increase our stock price. The Board of Directors expects that a reverse stock split of our common stock will increase the market price of our common stock. However, we cannot predict the effect of a reverse stock split upon the market price of our common stock with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied.

It is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if we effect a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the stock split. Further, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

The proposed reverse stock split may decrease the liquidity of our stock. The liquidity of our common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. Additionally, investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, because the proportion allows for dilutive issuances that could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the reverse stock split to have any anti-takeover effects.

Impact of the Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will automatically apply to all shares of our common stock and all outstanding rights to acquire shares of our common stock. Except for adjustments that may result from the treatment of fractional shares as described below, the reverse stock split will not affect any stockholder’s percentage ownership or proportionate voting power.

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If this Reverse Split proposal is approved, the number of authorized shares of our common stock will not be reduced proportionately upon implementation of the reverse stock split, meaning the reverse stock split will increase the Board’s ability to issue authorized and unissued shares of common stock without further stockholder action. There are no existing plans, arrangements or understandings relating to the issuance of any of the additional authorized but unissued shares of common stock that would be available as a result of the approval of this Reverse Split proposal.

Based on the number of shares, options and warrants outstanding as of the Record Date, the principal effect of a reverse stock split (at a ratio between one-for-ten and one-for-twenty) would be that:

●	the number of shares of our common stock issued and outstanding would be reduced from 29,322,574 shares to between approximately 1,466,128 shares and 2,932,257 shares;

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding stock options would be reduced from 2,319,415 to between approximately 115,971 shares and 231,942 shares (and the respective exercise prices of the options would increase by a factor equal to the inverse of the split ratio);

●	the number of shares of the Company’s common stock issuable upon the exercise of outstanding warrants would be reduced from 2,654,423 to between approximately 132,721 shares and 265,442 shares (and the respective exercise prices of the warrants would increase by a factor equal to the inverse of the split ratio); and

●	the number of shares of the Company’s common stock that are authorized, but unissued, and can be used for future issuances of common stock as described above would increase from 7,703,588 to between approximately 38,570,359 shares and 40,285,180 shares.

In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Fractional Shares

To avoid the existence of fractional shares of common stock after the reverse stock split, fractional shares that would be created as a result of the reverse stock split will be rounded up to the next whole share, including fractional shares that are less than one half of one share.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, we intend to treat stockholders holding common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.

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Effect on Registered Certificated Shares

Some of our registered stockholders hold all their shares in certificate form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent, American Stock Transfer and Trust Company, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of the common stock. As a result, as of the Effective Date, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio described above, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock will be restated because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of Common Stock in lieu of a fractional share. Stockholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those stockholders receiving a whole share of Common Stock in lieu of a fractional share (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the reverse stock split. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split, excluding the basis of any fractional share.

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A stockholder who receives a whole share of Common Stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the stockholder was otherwise entitled.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REVERSE SPLIT PROPOSAL TO AUTHORIZE A REVERSE SPLIT OF THE COMPANY’S COMMON STOCK AT ANY TIME PRIOR TO JULY 21, 2017, AT A RATIO BETWEEN ONE-FOR-TEN AND ONE-FOR-TWENTY, IF AND AS DETERMINED BY THE COMPANY’S BOARD OF DIRECTORS.

PROPOSAL 4

ADJOURNMENT OF THE ANNUAL MEETING

The Annual Meeting may be adjourned to another time or place from time to time, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Preferred Shares proposal and/or the Reverse Split proposal.

With respect to each of the Preferred Shares proposal and the Reverse Split proposal, approval requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting in person or by proxy. If, at the time of the Annual Meeting, the number of shares of our common stock present or represented and voting in favor of the Preferred Shares proposal and/or the Reverse Split proposal is insufficient to approve, as the case may be, the Preferred Shares proposal and/or the Reverse Split proposal, we intend to adjourn the Annual Meeting from time to time in order to enable our Board to solicit additional proxies.

In this adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our Board to vote in favor of granting authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place from time to time for the purpose of soliciting additional proxies. If our stockholders approve this adjournment proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ANY MOTION TO ADJOURN THE ANNUAL MEETING.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Friedman LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2016. Friedman LLP representatives are expected to attend the 2016 Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Friedman LLP is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.

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The Board is asking our stockholders to ratify the selection of Friedman LLP as our independent registered public accounting firm. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Friedman LLP for ratification by stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Accounting Fees

The following table summarizes the fees billed to Acorn for professional services rendered by Friedman LLP for the years ended December 31, 2014 and 2015:

	2014	2015
Audit Fees	$205,000	$190,000
Audit- Related Fees	11,000	13,000
Tax Fees	—	—
All Other Fees	7,500	—
Total	$223,500	$203,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit-Related Fees were for travel costs and administrative fees associated with our audit.

All Other Fees in 2014 were for services related to our capital raise.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor. The Audit Committee pre-approved all audit and non-audit services rendered by our principal accountant in 2015 and 2014.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF FRIEDMAN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

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PROPOSAL 6

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is non-binding, the Company values the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board believes that the objectives of our executive compensation program are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition the Board believes that our executive compensation program achieves an appropriate balance between fixed compensation and variable incentive compensation and pays for performance. The Board also believes that the Company’s executive compensation programs effectively align the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to the Company’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers. This advisory vote is not intended to be limited or specific to any particular element of compensation, but rather cover the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

We are asking our stockholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement under the heading “Executive and Director Compensation”.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2015, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by in person interview, Internet, telephone, e-mail or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

CHRISTOPHER E. CLOUSER
Chairman

June 21, 2016

Wilmington, Delaware

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ANNEX A

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 50 million shares, par value $.01 per share, 8 million of which shall be undesignated preferred stock (the “Undesignated Preferred Stock”), and 42 million of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors. The Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated Preferred Stock, to fix and determine the relative rights, preferences and powers of any such series of Undesignated Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof to the fullest extent permitted by law.”

ANNEX B

A.	If the Preferred Shares proposal is approved:

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 50 million shares, par value $.01 per share, 8 million of which shall be undesignated preferred stock (the “Undesignated Preferred Stock”), and 42 million of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors. The Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated Preferred Stock, to fix and determine the relative rights, preferences and powers of any such series of Undesignated Preferred Stock, and to fix or alter the number of shares comprising any such series and the designation thereof to the fullest extent permitted by law.

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into [one tenth (1/10)/one twentieth (1/20)] of a share of Common Stock, par value $.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one tenth (1/10)/one twentieth (1/20)].”

B.	If the Preferred Shares proposal is not approved:

The Restated Certificate of Incorporation of the Corporation be amended by changing Article FOURTH so that, as amended, said Article shall be and read as follows:

“FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 42 million shares, par value $.01 per share, all of which shall be Common Stock. Shares of capital stock of the Corporation may be issued by the Corporation from time to time for such legally sufficient consideration as may be fixed from time to time by the Board of Directors.

Upon this Certificate of Amendment of Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into [one tenth (1/10)/one twentieth (1/20)] of a share of Common Stock, par value $.01 per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by [one tenth (1/10)/one twentieth (1/20)].”

ANNUAL MEETING OF STOCKHOLDERS OF

ACORN ENERGY, INC.

July 21, 2016

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and Annual Report are available at http:materials.proxyvote.com/004848

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20533030303000000000 5 072116

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of all the directors indicated, and for approval of proposals 2, 3, 4, 5 and 6.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ACORN ENERGY, INC.

Annual Meeting of Stockholders
July 21, 2016 1:00 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jan H. Loeb and Christopher E. Clouser and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Acorn Energy, Inc. to be held at The Delaware Art Museum, 2301 Kentmere Parkway, Wilmington, Delaware 19806, on Thursday, July 21, 2016, at 1:00 PM, and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

(Continued and to be signed on the reverse side)

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